[ALLTEL Corporation Letterhead]

Exhibit 99(b)

April 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Arthur Andersen LLP

Ladies and Gentlemen:

Arthur Andersen LLP ("Andersen") has represented to ALLTEL Corporation that its audit of the financial statements of the ALLTEL Corporation 401(k) Plan as of December 31, 2001 and 2000 and the related statement of changes in net assets available for benefits for the year ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Sincerely,
/s/ Jeffery R. Gardner
Jeffery R. Gardner Senior Vice President-Chief Financial Officer ALLTEL Corporation